                                                                      Exhibit 20

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
- -------------------------------------------------------

Combined Balance Sheets

Unaudited (In thousands, except shares)

                                                                              March 31,        December 31,
                                                                                1996              1995
                                                                              ---------         ---------
ASSETS
Investments in real estate
     Land                                                                     $  51,740         $  54,403
     Buildings and improvements                                                 390,732           395,157
                                                                              ---------         ---------
                                                                                442,472           449,560
     Less - Accumulated depreciation                                           (104,063)         (107,701)
                                                                              ---------         ---------
          Total investments in real estate                                      338,409           341,859

Mortgage loans receivable                                                        49,096            42,042

Other assets
     Cash and cash equivalents                                                    4,906             3,402
     Accounts receivable and prepayments                                          4,556             4,536
     Deferred charges and other, net                                              5,320             4,873
     Unamortized debt issue costs                                                 3,901             4,287
                                                                              ---------         ---------
                                                                              $ 406,188         $ 400,999
                                                                              =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
     Mortgage loans                                                           $  95,634         $  83,854
     Senior notes                                                               105,000           105,000
     Bank loans                                                                  69,700            69,600
     Accounts payable and accrued liabilities                                    17,703            21,779
     Deferred obligations                                                        10,710            10,670
     Deferred capital gains and other deferred income                             7,741             7,741

Shareholders' equity, including shares of beneficial interest,
     $1 par, unlimited authorization, outstanding 1996--17,461,871;
     1995--17,485,057                                                            99,700           102,355
                                                                              ---------         ---------
                                                                              $ 406,188         $ 400,999
                                                                              =========         =========

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
- -------------------------------------------------------

Combined Statements of Income

Unaudited (In thousands, except per share data)

                                                                                            Three Months
                                                                                           Ended March 31,
                                                                                       -----------------------
                                                                                        1996            1995
                                                                                       -------         -------
Revenues
     Rents                                                                             $18,685         $17,989
     Interest - Mortgage loans                                                           1,205           1,072
              - Short-term investments                                                       7             286
                                                                                       -------         -------
                                                                                        19,897          19,347
                                                                                       -------         -------
Expenses
     Property operating                                                                  7,166           6,299
     Real estate taxes                                                                   2,020           1,998
     Depreciation and amortization                                                       3,753           2,775
     Interest - Mortgage loans                                                           1,825           1,989
              - Senior notes                                                             2,326           2,326
              - Bank loans and other                                                     1,568           1,129
     General and administrative                                                          2,116           2,264
                                                                                       -------         -------
                                                                                        20,774          18,780
                                                                                       -------         -------
Income (loss) before capital gains and  cumulative effect of accounting change            (877)            567
Capital gains                                                                               --          29,870
                                                                                       -------         -------
Income (loss) before cumulative effect of accounting change
  for internal leasing costs                                                              (877)         30,437
Cumulative effect of change in accounting for internal leasing costs                        --          (4,325)
                                                                                       -------         -------
Net income (loss)                                                                      $  (877)        $26,112
                                                                                       =======         =======


Dividends declared                                                                     $ 1,921         $ 1,827
                                                                                       =======         =======

Per share

     Income (loss) before cumulative effect of accounting change                       $  (.05)        $  1.67
     Cumulative effect of change in accounting
          for internal leasing costs                                                                      (.24)
                                                                                       -------         -------
     Net income (loss)                                                                 $  (.05)        $  1.43
                                                                                       =======         =======

     Dividends declared                                                                $   .11         $   .10
                                                                                       =======         =======
Adjusted shares of beneficial interest                                                  17,262          18,145
                                                                                       =======         =======

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
- -------------------------------------------------------

Combined Statements of Changes in Cash

Unaudited (In thousands)

                                                                                       Three Months
                                                                                      Ended March 31,
                                                                                 ------------------------
                                                                                   1996            1995
                                                                                 -------         --------

Cash provided by (used for) operations
     Net income                                                                  $  (877)        $ 26,112
     Adjustments to reconcile net income to net
          cash provided by operations --
               Depreciation and amortization                                       3,753            2,775
               Cumulative effect of change in accounting
                    for internal leasing costs                                                      4,325
               Capital gains                                                                      (29,870)
               Increase in deferred charges, net                                    (329)            (669)
               Increase in deferred interest on
                    mortgage investments, net                                        (96)             (90)
               Increase in deferred obligations                                       40               35
               Net changes in other assets and liabilities                         2,586            4,349
                                                                                 -------         --------
                    Net cash provided by operations                                5,077            6,967
                                                                                 -------         --------

Cash provided by (used for) investing
     Principal received from mortgage investments                                     42               38
     Proceeds from sale of properties                                              1,825           27,500
     Investments in capital and tenant improvements                               (8,662)          (2,898)
                                                                                 -------         --------
          Net cash provided by (used for) investing                               (6,795)          24,640
                                                                                 -------         --------

Cash provided by (used for) financing
     Increase in mortgage loans                                                   12,500
     Increase in short-term loans                                                    100            1,152
     Repayment of mortgage loans                                                    (720)            (955)
     Sale of First Union shares                                                       79               75
     Dividends paid                                                               (2,028)          (1,826)
     Debt issue costs paid                                                          (611)
     Sale of interest rate protection agreement                                    1,025
     Purchase of First Union shares                                               (7,125)
     Other                                                                             2              (17)
                                                                                 -------         --------
          Net cash provided by (used for) financing                                3,222           (1,571)
                                                                                 -------         --------
Increase in cash and cash equivalents                                              1,504           30,036
Cash and cash equivalents at beginning of period                                   3,402            2,975
                                                                                 -------         --------
Cash and cash equivalents at end of period                                       $ 4,906         $ 33,011
                                                                                 =======         ========

Notes to Combined Statements of Income

1. Income per share of beneficial interest has been computed on weighted average shares and share equivalents outstanding for the applicable periods.

2. In 1995, the Trust changed its accounting method to directly expense internal leasing costs and recorded a $4.3 million charge for the cumulative effect of the accounting change retroactive to January 1, 1995. Previously, the Trust deferred and amortized these costs over the lives of consummated lease transactions. Depreciation and amortization, general and administrative expenses, income before capital gains and cumulative effect of accounting change, net income and earnings per share on the 1995 Combined Statements of Income and investment in properties on the 1995 Combined Statements of Changes in Cash have been restated to reflect the change in accounting.

3. In February 1996, the Trust sold two office buildings in Cleveland, Ohio for $1.8 million in cash and a $7 million mortgage note resulting in a loss of $5.6 million. This loss had been previously recognized during the fourth quarter of 1995. In January 1995, the Trust sold its 50% interests in two malls in Wilkes-Barre, Pennsylvania and Fairmount, West Virginia for a $2 million cash payment which was received in 1994, a tax-free exchange of these properties for $27.5 million of cash that was deposited into a tax intermediary escrow account, a $6 million mortgage note receivable and the assumption by the purchaser of $4.7 million in mortgage debt, resulting in a capital gain for financial reporting purposes of approximately $29.9 million.